EXHIBIT 99A.8
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
SELECTED PROPORTIONATE DATA                     U S WEST MEDIA Group
(UNAUDITED) (1)(2)

                     Cable and                   Media Content
Dollars in           Telecomm.      Wireless     and Services  Total
millions           Dom.(3)  Int'l  Dom.  Int'l   Dom.   Int'l
----------------- -------- ------ ------ ------ ------ ------ ------
QTR Ended
September 30, 1995
  Revenues           $655    $26   $223    $66   $267    $28  $1,265
  EBITDA              162    (11)    77      -    111     (3)    336
  Net income (loss)   (14)   (23)    23    (16)    65     (6)     29

  Subscribers
    (thousands)     2,825    599  1,162    271     NA     NA   4,857
QTR Ended
September 30, 1994 (4)
Revenues           $566    $21   $166    $52   $248    $31  $1,084
  EBITDA              123    (13)    48    (15)   108      7     258
  Net income (loss)    (1)   (14)    15    (12)    63      -      51

  Subscribers
    (thousands)     2,349    232    694    124     NA     NA   3,399

YTD September 30, 1995
  Revenues         $1,906    $82   $584   $200   $791    $72  $3,635
  EBITDA              440    (34)   189    (25)   322     (7)    885
  Net income (loss)   (46)   (36)    54    (76)   184    (11)     69

YTD September 30, 1994 (4)
  Revenues         $1,589    $64   $479   $121   $738    $42  $3,033
  EBITDA              343    (33)   125    (38)   318      5     720
  Net income (loss)   (15)   (32)    69    (47)   193     (2)    166

<F1>
(1) Proportionate data reflects the Media Group's relative ownership interest in revenues and EBITDA for both its consolidated and equity method entities. Proportionate data is not required by GAAP or intended to replace the Combined Financial Statements prepared in accordance with GAAP.
<F2>
(2) Proportionate revenue and EBITDA results do not include certain international investments in various stages of start-up for which the Media Group does not receive detailed income statements on a timely basis. Net loss related to the excluded investments is $6 and $13 for the quarter and nine months ended September 30, 1995.
<F3>
(3) Includes the Media Group's 25.51 percent pro-rata priority and residual equity interests in reported TWE results.
<F4>
(4) Results do not include the Atlanta cable properties which U S WEST Inc. acquired in December 1994. 1994 results include the paging operation which was sold in the 2nd quarter. Paging revenue, EBITDA and net income for the nine months was $28, $11 and $44.
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